Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Auditors” in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Transmeridian Exploration Incorporated and the related prospectuses and to the incorporation by reference therein of our report dated March 14, 2005 with respect to the consolidated financial statements of Transmeridian Exploration Incorporated for the year ended December 31, 2004 included in the Annual Report on Form 10-K of Transmeridian Exploration Incorporated for the fiscal year ended December 31, 2006.

/s/ John A. Braden & Company, P.C.
John A. Braden & Company, P.C.

Houston, Texas

September 11, 2007